STATEMENT OF DESIGNATIONS, PREFERENCES
                       AND RELATIVE RIGHTS AND LIMITATIONS
                                       OF
                      NO PAR PREFERRED STOCK, SERIES 2000-A
                                       OF
                             BLACK HILLS CORPORATION
                   (formerly Black Hills Holding Corporation)
                               ------------------


                           Pursuant to Section 47-3-7
                        of the South Dakota Codified Laws
                               ------------------


         Black Hills Corporation, a corporation organized and existing under the South Dakota Codified Laws, does hereby certify that pursuant to the provisions of Section 47-3-7 of the South Dakota Codified Laws, and the provisions of its Articles of Incorporation, its Board of Directors, at a meeting held on December 12, 2000, duly adopted the following resolution establishing the rights, preferences, privileges and restrictions of a series of preferred stock, having no par value, of the corporation which resolution remains in full force and effect as of the date hereof:

         "WHEREAS, the Board of Directors of Black Hills Corporation (the "Corporation") is authorized, within the limitations and restrictions stated in its Articles of Incorporation (the "Articles of Incorporation"), to fix from time to time by resolution or resolutions adopted prior to the issuance of any shares of each particular series of preferred stock, having no par value (the "No Par Preferred Stock"), the number of shares constituting that series and the distinctive designation of that series; the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on the shares of that series; whether that series shall have voting rights, in addition to any voting rights provided by law, and if so, the terms of such voting rights, including, but not limited to, rights to elect a specified number of Directors in the event that dividends, if any, on Preferred Stock, remain unpaid for a specified period of time; whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine; whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; any other relative rights, preferences, and limitations of that series, not inconsistent with the provisions of Article Five of the Articles of Incorporation applicable to all series; and

         WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to authorize the issuance, and to designate and fix the terms of a series of No Par Preferred Stock and the number of shares constituting such series;

         NOW, THEREFORE, BE IT RESOLVED, that pursuant to Article Five of the Articles of Incorporation, there is hereby authorized such series of No Par Preferred Stock on the terms and with the provisions herein set forth:

1.       Certain Definitions.

     Unless the context otherwise requires, the terms defined in this Section 1 shall have, for all purposes of this resolution, the meanings specified (with terms defined in the singular having comparable meanings when used in the plural). Capitalized terms used herein which are not otherwise defined shall have the meanings ascribed thereto in the Articles of Incorporation.

     Automatic Conversion Date. The term "Automatic Conversion Date" shall have the meaning set forth in Section 8(a)(ii) below.

     Common Stock. The term "Common Stock" shall mean the common stock, par value $1.00 per share, of the Corporation.

     Common Stock Dividend Payment Date. The term "Common Stock Dividend Payment Date" shall have the meaning set forth in Section 4(a) below.

     Conversion Date. The term "Conversion Date" shall have the meaning set forth in Section 8(c) below.

     Conversion Price. The term "Conversion Price" shall have the meaning set forth in Section 8(d) below.

     Convertible Securities. The term "Convertible Securities" shall have the meaning set forth in Section 8(e)(iii) below.

     Current Market Price. The term "Current Market Price" shall mean the current market price of the Common Stock as computed in accordance with Section 8(e)(xi) below.

     Initial Issue Date. The term "Initial Issue Date" shall mean the date that shares of No Par Preferred Stock, Series 2000-A are first issued by the Corporation.

     Liquidation. The term "Liquidation" shall mean any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary; provided, that neither the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation, nor the consolidation or merger of the Corporation with one or more other entities, shall, by itself, be deemed a Liquidation.

     Liquidation Preference Amount. The term "Liquidation Preference Amount" shall mean an amount equal to the sum of (i) $1,000 per share of No Par
Preferred Stock, Series 2000-A, plus (ii) all accrued and unpaid dividends thereon calculated in accordance with Sections 4(a) and 4(b) hereof.

     No Par Preferred Stock, Series 2000-A. The term "No Par Preferred Stock, Series 2000-A", shall mean the series of No Par Preferred Stock authorized hereby.

     Person. The term "Person" shall mean an individual or a corporation, limited liability company, partnership, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     Post-Redemption Record Date. The term "Post-Redemption Record Date" shall have the meaning set forth in Section 5(a) below.

     Preferred Dividend. The term "Preferred Dividend" shall have the meaning set forth in Section 4(a) below.

     Preferred Dividend Payment Date. The term "Preferred Dividend Payment Date" shall have the meaning set forth in Section 4(a) below.

     Preferred Dividend Rate. The term "Preferred Dividend Rate" shall have the meaning set forth in Section 4(a) below.

     Preferred Quarterly Dividend Period. The term "Preferred Quarterly Dividend Period" shall have the meaning set forth in Section 4(a) below.

     Pre-Redemption Record Date. The term "Pre-Redemption Record Date" shall have the meaning set forth in Section 5(a) below.

     Quoted Price.  The term "Quoted  Price" shall have the meaning set forth in
Section 8(e)(xi) below.

     Redeemed Shares. The term "Redeemed Shares" shall have the meaning set forth in Section 5(a) below.

     Redemption Date. The term "Redemption Date" shall have the meaning set forth in Section 5(a) below.

     Redemption Notice Date. The term "Redemption Notice Date" shall have the meaning set forth in Section 5(c).

     Redemption Price. The term "Redemption Price" shall have the meaning set forth in Section 5(a) below.

     Trading Days.  The term "Trading  Days" shall have the meaning set forth in
Section 8(e)(xi) below.

         2.       Designation.

     The series of No Par Preferred Stock authorized hereby shall be designated as the "No Par Preferred Stock, Series 2000-A." The number of shares constituting such series shall initially be Twenty-One Thousand Five Hundred (21,500). The No Par Preferred Stock, Series 2000-A, shall have no par value.

         3.       Consideration.

     The consideration for the No Par Preferred Stock, Series 2000-A shall for all purposes be deemed to be $1,000 per share.

         4.       Dividends.

     (a) The holders of the shares of No Par Preferred Stock, Series 2000-A shall be entitled to receive cumulative quarterly cash dividends at a dividend rate equal to 1% per annum per share (the "Preferred Dividend Rate") computed on the basis of $1,000 per share, when and as declared by the Board of Directors of the Corporation or a duly authorized committee thereof, out of funds legally available for the payment of dividends; in preference to and in priority over any dividends upon Common Stock (the "Preferred Dividend"). Quarterly dividend periods (each a "Preferred Quarterly Dividend Period") shall commence on February 28, May 31, August 31, and November 30, in each year, except that the first Preferred Quarterly Dividend Period shall commence on the date of issuance of the No Par Preferred Stock, Series 2000-A and shall end on and include the day immediately preceding the first day of the next Preferred Quarterly Dividend Period. Dividends on the shares of No Par Preferred Stock, Series 2000-A shall be payable in arrears on March 1, June 1, September 1 and December 1 of each year (each, a "Preferred Dividend Payment Date"), commencing March 1, 2000 [or June 1 in the event Closing occurs after March 1]. Each such dividend shall be paid to the holders of record of the No Par Preferred Stock, Series 2000-A as they shall appear on the stock register of the Corporation on such record date, not exceeding 45 days nor less than 10 days preceding such Preferred Dividend Payment Date, as shall be fixed by the Board of Directors of the Corporation or a duly authorized committee thereof. If any date on which dividends would otherwise be payable is a Saturday, Sunday or a day on which banking institutions in the State of South Dakota are authorized or obligated by law or executive order to close, then the dividends otherwise payable on such date shall instead be payable on the next succeeding business day. In addition to the Preferred Dividend, the holders of record of No Par Preferred Stock, Series 2000-A, shall be entitled to receive, when and as declared by the Board of Directors or a duly authorized committee thereof out of funds legally available therefor, dividends (cash or otherwise) in an amount equal to the amount of any dividend declared (other than a dividend declared under a stockholder rights plan or in connection with the implementation of a stockholders rights plan) payable with respect to the Common Stock multiplied by the number of shares of Common Stock into which each share of No Par Preferred Stock, Series 2000-A is convertible pursuant to Section 8 hereof (it being assumed for such purposes that all conditions to conversion have been met, whether or not such conditions have in fact been so met), as of the record date for the determination of holders of shares of Common Stock and No Par Preferred Stock, Series 2000-A entitled to receive such dividends. No dividend shall be declared or paid with respect to Common Stock (other than a dividend declared under a stockholder rights plan or in connection with the implementation of a stockholders rights plan) unless such a dividend is declared and paid with respect to the No Par Preferred Stock, Series 2000-A. The record dates and payment dates (the "Common Stock Dividend Payment Date") with respect to the No Par Preferred Stock, Series 2000-A shall be the same as the record and payment dates with respect to the payment of dividends with respect to the Common Stock.

     (b) The amount of any dividends accrued on any share of the No Par Preferred Stock, Series 2000-A on any Preferred Dividend Payment Date shall be deemed to be the amount of any unpaid dividends accumulated thereon to and including such Preferred Dividend Payment Date, whether or not earned or declared. Accumulated and unpaid dividends shall not bear interest. The amount of dividends accrued on any share of the No Par Preferred Stock, Series 2000-A on any date other than a Preferred Dividend Payment Date shall be deemed to be the sum of (i) the amount of any unpaid dividends accumulated thereon to and including the last preceding Preferred Dividend Payment Date, whether or not earned or declared, and (ii) an amount determined by multiplying (x) the Preferred Dividend Rate by (y) a fraction, the numerator of which shall be the number of days from the last preceding Preferred Dividend Payment Date to and including the date on which such calculation is made and the denominator of which shall be the full number of days in such Preferred Quarterly Dividend Period.

         5.       Redemption.

     (a) The Corporation by resolution of its Board of Directors may redeem the No Par Preferred Stock, Series 2000-A, in whole or in part, at any time. The redemption price per share (the "Redemption Price") for such shares of No Par Preferred Stock, Series 2000-A so redeemed shall equal the Liquidation Preference Amount on the date fixed for redemption (the "Redemption Date"). Notwithstanding such redemption, if the Redemption Date falls prior to the record date of any dividend payable on Common Stock (other than a dividend declared under a stockholder rights plan or in connection with the implementation of a stockholder rights plan), the holders of record of any shares of No Par Preferred Stock, Series 2000-A so redeemed (the "Redeemed Shares") shall be entitled to receive on the next Common Stock Dividend Payment Date following the next record date for the payment of dividends on Common Stock (the "Post-Redemption Record Date") provided that the Post-Redemption Record Date occurs within twelve months of the Redemption Date, an amount equal to the product of the number of shares of Common Stock into which such Redeemed Shares were convertible on the Redemption Date (assuming for such purpose that the Redeemed Shares were convertible on the Redemption Date) multiplied by (A) the dividend payable on each share of Common Stock multiplied by (B) a fraction the numerator of which is the number of days elapsed from the last Common Stock dividend record date prior to the Redemption Date (the "Pre-Redemption Record Date") to the Redemption Date and the denominator of which is the number of days elapsed from the Pre-Redemption Record Date to the Post-Redemption Record Date.

     (b) Nothing in this Section 5 shall be construed to preclude a holder of No Par Preferred Stock, Series 2000-A from converting any or all of its shares of No Par Preferred Stock, Series 2000-A in accordance with Section 8 at any time prior to the close of business on the third full business day prior to the Redemption Date.

     (c) Notice of redemption shall be given at least thirty days and not more than sixty days prior to the date fixed for such redemption by mailing to the holders of record of the Preferred Stock to be redeemed, at their respective addresses as the same shall appear on the books of the Corporation; but neither failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of the Preferred Stock so to be redeemed.

         6.       Voting Rights; Priority.

     (a) The No Par Preferred Stock, Series 2000-A, except as provided in the Articles of Incorporation or as otherwise required by law, shall have no voting rights.

     (b) The No Par Preferred Stock, Series 2000-A shall rank pari passu with each other series of Preferred Stock as to dividends and distribution of assets on liquidation.

         7.       Liquidation Preference.

     (a) In the event of any Liquidation, then before any distribution shall be made to the holders of the Common Stock, the holders of the shares of the No Par Preferred Stock Series 2000-A at the time outstanding shall be entitled to receive in cash upon any involuntary liquidation, dissolution or winding up of the affairs of the Corporation the Liquidation Preference Amount.

     (b) Written notice of any Liquidation of the Corporation, stating a payment date and the place where the distributive amounts shall be payable, shall be given by mail, postage prepaid, not less than 30 days prior to the payment date stated therein, to the holders of record of the No Par Preferred Stock, Series 2000-A at their respective addresses as the same shall appear on the books of the Corporation.

         8.       Conversion.

     (a) Each share of No Par Preferred Stock, Series 2000-A shall be (i) convertible at the option of the holder thereof into validly issued, fully paid and nonassessable shares of Common Stock, in an amount determined in accordance with Section 8(d) below, at any time prior to the fifth (5th) anniversary of the Initial Issue Date, and (ii) automatically converted into validly issued, fully paid and nonassessable shares of Common Stock, in an amount determined in accordance with Section 8(d) below, if outstanding on the fifth (5th) anniversary of the Initial Issue Date (the "Automatic Conversion Date").

     (b) Immediately following the conversion of No Par Preferred Stock, Series 2000-A into Common Stock on the Conversion Date (i) such converted shares of No Par Preferred Stock, Series 2000-A shall be deemed no longer outstanding and
(ii) the Persons entitled to receive the Common Stock upon the conversion of such converted No Par Preferred Stock, Series 2000-A shall be treated for all purposes as having become the owners of record of such Common Stock. Upon the issuance of shares of Common Stock upon conversion of No Par Preferred Stock, Series 2000-A pursuant to this Section 8, such shares of Common Stock shall be deemed to be duly authorized, validly issued, fully paid and nonassessable.

     (c) To convert No Par Preferred Stock, Series 2000-A into Common Stock at the option of the holder pursuant to Section 8(a)(i), a holder must give written notice to the Corporation at its principal office that such holder elects to convert No Par Preferred Stock, Series 2000-A into Common Stock, and the number of shares to be converted. Such conversion, to the extent permitted by law, regulation, rule or other requirement of any governmental authority and the provisions hereof, including but not limited to Section 5(b), shall be deemed to have been effected as of the close of business on the date on which the holder delivers such notice to the Corporation (such date and the Automatic Conversion Date are each referred to herein as the "Conversion Date" for purposes of any conversion of No Par Preferred Stock, Series 2000-A pursuant to Section 8(a)). Promptly after the Conversion Date, the holder shall (i) surrender the certificate or certificates evidencing the shares of No Par Preferred Stock, Series 2000-A converted or to be converted, duly endorsed in a form reasonably satisfactory to the Corporation, at the office of the Corporation or of the transfer agent for the No Par Preferred Stock, Series 2000-A, (ii) state in writing the name or names in which the certificate or certificates for shares of Common Stock are to be issued, (iii) provide evidence reasonably satisfactory to the Corporation that such holder has satisfied any conditions, contained in any agreement or any legend on the certificates representing the No Par Preferred Stock, Series 2000-A, relating to the transfer thereof, if shares of Common Stock are to be issued in a name or names other than the holder's, and (iv) pay any transfer or similar tax if required as provided in Section 8(j) below. As soon as practical following receipt of the foregoing, the Corporation shall deliver to such former holder of No Par Preferred Stock, Series 2000-A, a certificate representing the shares of Common Stock issued upon the conversion, together with a new certificate representing the unconverted portion, if any, of the shares of No Par Preferred Stock, Series 2000-A, formerly represented by the certificate or certificates surrendered for conversion.

     (d) For the purposes of the conversion of No Par Preferred Stock, Series 2000-A into Common Stock pursuant to Section 8(a), each share of No Par Preferred Stock, Series 2000-A shall be convertible into the number of shares of Common Stock equal to the Liquidation Preference Amount divided by the Conversion Price in effect on the Conversion Date. The number of full shares of Common Stock issuable to a single holder upon conversion of the No Par Preferred Stock, Series 2000-A shall be based on the aggregate Liquidation Preference Amount of all shares of No Par Preferred Stock, Series 2000-A owned by such holder. The Conversion Price initially shall equal $35.00. In the event the Corporation delivers a notice of redemption of the No Par Preferred Stock, Series 2000-A in accordance with Subsection (B) of Article Second of the Articles of Incorporation, the Conversion Price shall be adjusted to equal the lesser of (i) the Conversion Price then in effect and (ii) the Current Market Price (as hereinafter defined) on the Redemption Notice Date. In order to prevent dilution of the conversion rights granted hereunder, the Conversion Price shall be subject to adjustment from time to time in accordance with Sections 8(e) through 8(h).

     (e) The number of shares issuable upon conversion and the Conversion Price (and each component thereof) are subject to adjustment by the Corporation from time to time upon the occurrence of the events enumerated in this Section 8; provided, however, there shall be no such adjustment in connection with a dividend declared under, or in connection with the implementation of, a stockholder rights plan which would entitle the Common Stock issuable upon conversion of the No Par Preferred Stock, Series 2000-A to the same rights as the Common Stock outstanding on the date of such dividend declaration.

     (i) Changes in Capital Stock.

     (A) If the Corporation (i) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock, (ii) subdivides, by stock split, reclassification or otherwise, its outstanding shares of Common Stock into a greater number of shares, (iii) combines its outstanding shares of Common Stock into a smaller number of shares, (iv) makes a distribution on its Common Stock in shares of its capital stock other than Common Stock or (v) issues by reclassification of its Common Stock any shares of its capital stock, then the Conversion Price (and each component thereof) in effect immediately prior to such action shall be proportionately adjusted so that each holder of shares of No Par Preferred Stock, Series 2000-A may receive the aggregate number and kind of shares of capital stock of the Corporation which such holder would have owned immediately following such action if such holder had converted all of his shares of No Par Preferred Stock, Series 2000-A into Common Stock immediately prior to such action.

     (B) The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

     (C) If after an adjustment a holder of shares of No Par Preferred Stock, Series 2000-A upon conversion may receive shares of two or more classes of capital stock of the Corporation, the Corporation shall determine the allocation of the adjusted Conversion Price between the classes of capital stock. After such allocation, the conversion privilege and the Conversion Price of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Section 8(e)(i).

     (D) Any adjustments made pursuant to this Section 8(e)(i) shall be made successively.

     (ii) Common Stock Issue.

     (A) If the Corporation issues any additional shares of Common Stock for a consideration per share less than the Current Market Price (as hereinafter defined) on the date the Corporation fixes the offering price of such additional shares, the Conversion Price shall be adjusted as set forth below, such that a holder of shares of No Par Preferred Stock, Series 2000-A, upon conversion of his shares of No Par Preferred Stock, Series 2000-A into shares of Common Stock, shall have the right to receive that number of shares of Common Stock which, after giving effect to the following adjustment, such holder would receive if such holder elected to convert his shares of No Par Preferred Stock, Series 2000-A into Common Stock. The Conversion Price shall be adjusted to the number determined by multiplying the Conversion Price in effect immediately prior to such issuance or sale by a fraction, the numerator of which shall be the sum of
(i) the number of shares of Common Stock outstanding immediately prior to the issuance or sale of such additional shares of Common Stock plus (ii) the number of such additional shares which the aggregate consideration received (or by express provision hereof deemed to have been received) by the Corporation for such additional shares so issued or sold would purchase at a consideration per share equal to the Current Market Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after the issuance or sale of such additional shares of Common Stock. For the purposes of this
Section 8(e)(ii), the date as of which the Current Market Price shall be determined shall be the date of the actual issuance or sale of such shares.

     (B) The adjustment shall be made successively whenever any such issuance is made, and shall become effective immediately after such issuance.

     (C) This Section  8(e)(ii)  does not apply to: (i) any of the  transactions described in Sections  8(e)(i),  8(e)(iii) and 8(e)(iv),  (ii) the conversion of the shares of No Par Preferred Stock, Series 2000-A, (iii) up to 2,300,000 shares of Common Stock (as adjusted for stock splits, reverse stock splits, stock dividends and reclassifications) to be issued to officers, directors, employees, consultants and advisors of the Corporation and its subsidiaries pursuant to stock purchase, 401(k) or stock option plans or agreements or other incentive stock arrangements approved by the Board of Directors of the Corporation, (iv) shares of Common Stock issued in an arms-length transaction to either acquire another business or other properties or assets as approved by the Board of Directors of the Corporation wherein the Board of Directors has determined that the fair market value of the Common Stock issued in connection with such acquisition does not exceed the fair market value of the business, properties and assets acquired, (v) the issuance and sale of Common Stock in an underwritten public offering, and (vi) the issuance and sale of Common Stock pursuant to a dividend reinvestment plan of the Corporation.

     (iii) Rights Issue.

     (A) If the Corporation issues or sells any warrants or options or other rights entitling the holders of Common Stock to subscribe for or purchase either any additional shares of Common Stock or evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable, with or without payment of additional consideration in cash or property, for additional shares of Common Stock (such convertible or exchangeable evidence of indebtedness, shares of stock or other securities hereinafter being called "Convertible Securities"), and the consideration per share for which additional shares of Common Stock may at any time thereafter be issuable pursuant to such warrants, options or other rights or pursuant to the terms of such Convertible Securities (when added to the consideration per share of Common Stock, if any, received for such warrants, options or other rights), shall be less than the Current Market Price at the time of the issuance of the warrants, options or other rights, then the Conversion Price shall be adjusted as provided below, such that a holder of shares of the No Par Preferred Stock, Series 2000-A, upon conversion of his shares of No Par Preferred Stock, Series 2000-A into shares of Common Stock, shall have the right to receive that number of shares of Common Stock which, after giving effect to the following adjustment, such holder would receive if such holder elected to convert his shares of No Par Preferred Stock, Series 2000-A into Common Stock. The Conversion Price shall be adjusted to the number determined by multiplying the current Conversion Price by a fraction, (A) the numerator of which shall be the sum of (i) the number of shares of Common Stock outstanding on the record date plus (ii) the quotient of (x) the number of additional shares of Common Stock covered by such warrants, options or rights, multiplied by the sales price per share of additional shares covered by such warrants, options or other rights, divided by (y) the Current Market Price per share of Common Stock on the record date, and (B) the denominator of which shall be the sum of (i) the number of shares of Common Stock outstanding on the record date and (ii) the number of additional shares of Common Stock covered by such warrants, options or other rights. For purposes of this Section 8(e)(iii), the foregoing adjustment shall be made on the basis that (i) the maximum number of additional shares of Common Stock issuable pursuant to all such warrants, options or other rights or necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued and (ii) the aggregate consideration for such maximum number of additional shares shall be deemed to be the minimum consideration received and receivable by the Corporation for the issuance of such additional shares (plus the consideration, if any, received for such warrants, options or other rights) pursuant to such warrants, options or other rights or pursuant to the terms of such Convertible Securities.

     (B) The adjustment shall be made successively whenever any such warrants, options or other rights are issued and shall become effective immediately after the record date for the determination of shareholders entitled to receive the warrants, options or other rights.

     (C) This Section 8(e)(iii) does not apply to (i) the conversion of the shares of No Par Preferred Stock, Series 2000-A and (ii) the issuance of options or other rights to purchase shares of Common Stock referenced in Section 8(e)(ii)(C)(iii).

     (iv) Convertible Securities Issue.

     (A) If the Corporation issues Convertible Securities (other than securities issued in transactions described in Section 8(e)(iii)) and the consideration per share for which additional shares of Common Stock may at any time thereafter be issuable pursuant to the terms of such Convertible Securities is less than the Current Market Price on the date of issuance of such securities, the Conversion Price shall be adjusted as provided below, such that a holder of shares of No Par Preferred Stock, Series 2000-A, upon conversion of his shares of No Par Preferred Stock, Series 2000-A into shares of Common Stock, shall have the right to receive that number of shares of Common Stock which, after giving effect to the following formula, such holder would receive if such holder elected to convert his shares of No Par Preferred Stock, Series 2000-A into Common Stock. The Conversion Price shall be adjusted to the number determined by multiplying the current Conversion Price by a fraction, (A) the numerator of which shall be the sum of (i) the number of shares of Common Stock outstanding immediately prior to the issuance of such securities and (ii) the quotient of (x) the aggregate consideration received for the issuance of such securities, divided by
(y) the Current Market Price per share on the date of issuance of such securities and (B) the denominator of which shall be the sum of (i) the number of shares of Common Stock outstanding immediately prior to the issuance of such securities and (ii) the maximum number of shares deliverable upon conversion or in exchange for such securities at the initial conversion or exchange rate. The adjustment shall be made on the basis that (i) the maximum number of additional shares of Common Stock necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued and (ii) the aggregate consideration for such maximum number of additional shares of Common Stock shall be deemed to be the minimum consideration received and receivable by the Corporation for the issuance of such additional shares pursuant to the terms of such Convertible Securities. No adjustment of the Conversion Price shall be made under this Section 8(e)(iv) upon the issuance of any Convertible Securities which are issued pursuant to the exercise of any warrants or other subscription or purchase rights therefor, if such adjustment shall previously have been made upon the issuance of such warrants or other rights pursuant to Section 8(e)(iii).

     (B) The adjustment shall be made successively whenever any such issuance is made, and shall become effective immediately after such issuance.

     (C) This Section 8(e)(iv) does not apply to the conversion of the shares of No Par Preferred Stock, Series 2000-A.

     (v) Conversion Price Date. For purposes of Sections 8(e)(iii) and 8(e)(iv), the date as of which the Conversion Price shall be computed shall be the earliest of (i) the date on which the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive any warrants or other rights referred to in Section 8(e)(iii) or to receive any Convertible Securities, (ii) the date on which the Corporation shall enter into a firm contract for the issuance of such warrants or other rights or Convertible Securities or (iii) the date of the actual issuance of such warrants or other rights or Convertible Securities.

     (vi) No Compound Adjustment. No adjustment of the Conversion Price shall be made under Section 8(e)(ii) upon the issuance of any additional shares of Common Stock which are issued pursuant to the exercise of any warrants or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any Convertible Securities, if such adjustment shall previously have been made upon the issuance of such warrants or other rights or upon the issuance of such Convertible Securities (or upon the issuance of any warrants or other rights therefor), pursuant to Sections 8(e)(iii) and 8(e)(iv).

     (vii) Readjustment. If any warrants or other rights (or any portions thereof) which shall have given rise to an adjustment pursuant to Section 8(e)(iii) or conversion rights pursuant to Convertible Securities which shall have given rise to an adjustment pursuant to Section 8(e)(iv) shall have expired or terminated without the exercise thereof and/or if by reason of the terms of such warrants or other rights or Convertible Securities there shall have been an increase or increases, with the passage of time or otherwise, in the price payable upon the exercise or conversion thereof, then the Conversion Price hereunder shall be readjusted (but to no greater extent than originally adjusted), taking into account all transactions described in Sections 8(e)(i) through 8(e)(iv) hereof that have occurred in the interim, on the basis of (i) eliminating from the computation any additional shares of Common Stock corresponding to such warrants or other rights or conversion rights as shall have expired or terminated, (ii) treating the additional shares of Common Stock, if any, actually issued or issuable pursuant to the previous exercise of such warrants or other rights or of conversion rights pursuant to any Convertible Securities as having been issued for the consideration actually received and receivable therefor and (iii) treating any of such warrants or other rights or conversion rights pursuant to any Convertible Securities which remain outstanding as being subject to exercise or conversion on the basis of such exercise or Conversion Price as shall be in effect at the time; provided, however, that any consideration which was actually received by the Corporation in connection with the issuance or sale of such warrants or other rights shall form part of the readjustment computation even though such warrants or other rights shall have expired or terminated without the exercise thereof.

     (viii) Consideration Received. To the extent that any additional shares of Common Stock, any warrants, options or other rights to subscribe for or purchase any additional shares of Common Stock, or any Convertible Securities shall be issued for cash consideration, the consideration received by the Corporation therefor shall be deemed to be the amount of the cash received by the Corporation therefor, or, if such additional shares, warrants, options or other rights or Convertible Securities are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price, in any such case excluding any amounts paid or receivable for accrued interest or accrued dividends and without deduction of any compensation, discounts or expenses paid or incurred by the Corporation for and in the underwriting of, or otherwise in connection with, the issuance thereof. If and to the extent that such issuance shall be for a consideration other than cash, then, except as herein otherwise expressly provided, the amount of such consideration shall be deemed to be the fair value of such consideration at the time of such issuance as determined by the Board of Directors of the Corporation. If additional shares of Common Stock shall be issued as part of a unit with warrants or other rights, then the amount of consideration for the warrant or other right shall be deemed to be the amount determined at the time of issuance by the Board of Directors of the Corporation. If the Board of Directors of the Corporation shall not make any such determination, the consideration for the warrant, option or other right shall be deemed to be zero.

     (ix) Other Conversions. If a state of facts shall occur which, without being specifically controlled by the provisions of this Section 8, would not fairly protect the conversion rights of the holders of shares of No Par Preferred Stock, Series 2000-A in accordance with the essential intent and principles of such provisions, then the Board of Directors of the Corporation shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so to protect such conversion rights.

     (x) De Minimis Adjustment. Anything herein to the contrary notwithstanding, no adjustment in the Conversion Price shall be required unless such adjustment, either by itself or with other adjustments not previously made, would require a change of at least one percent (1%) in the Conversion Price; provided, however, that any adjustment which by reason of this Section 8(e)(x) is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 8 shall be made to the nearest one-tenth of a cent ($.001) (rounded to the nearest cent ($.01) with respect to any monetary amount to be actually paid) or to the nearest one hundredth (0.01) of a share, as the case may be.

     (xi) Current Market Price. For the purpose of any computation hereunder, the "Current Market Price" on any date will be the average of the last reported sale prices per share (the "Quoted Price") of the Common Stock on each of the fifteen consecutive Trading Days (as defined below) preceding the date of the computation. The Quoted Price of the Common Stock on each day will be (A) the last reported sales price of the Common Stock on the principal stock exchange on which the Common Stock is listed, or (B) if the Common Stock is not listed on a stock exchange, the last reported sales price of the Common Stock on the principal automated securities price quotation system on which sale prices of the Common Stock are reported, or (C) if the Common Stock is not listed on a stock exchange and sale prices of the Common Stock are not reported on an automated quotation system, the mean of the high bid and low asked price quotations for the Common Stock as reported by National Quotation Bureau Incorporated if at least two securities dealers have inserted both bid and asked quotations for the Common Stock on a day will be the Quoted Price of the Common Stock on that day as determined by a member firm of the New York Stock Exchange, Inc. selected by the Board of Directors. If no two securities dealers have inserted such bid and ask quotations, or such Quoted Prices otherwise are not available, the Current Market Price means the fair market value of the Common Stock as of the date prior to the date on which the Current Market Price is determined, which such fair market value shall be determined by the Board of Directors of the Corporation. As used with regard to the No Par Preferred Stock, Series 2000-A, the term "Trading Day" means (x) if the Common Stock is listed on at least one stock exchange, a day on which there is trading on the principal stock exchange on which the Common Stock is listed, (y) if the Common Stock is not listed on a stock exchange, but sale prices of the Common Stock are reported on an automated quotation system, a day on which trading is reported on the principal automated quotation system on which sales of the Common Stock are reported, or (z) if the Common Stock is not listed on a stock exchange and sale prices of the Common Stock are not reported on an automated quotation system, a day on which quotations are reported by National Quotation Bureau Incorporated.

     (f) No fractional shares of Common Stock shall be issued upon the conversion of No Par Preferred Stock, Series 2000-A. If any fractional interest in a share of Common Stock would, except for the provisions of this subparagraph
(f), be deliverable upon the conversion of any No Par Preferred Stock, Series 2000-A, the Corporation shall, in lieu of delivering the fractional share therefor, adjust such fractional interest by payment to the holder of such converted No Par Preferred Stock, Series 2000-A of an amount in cash equal (computed to the nearest cent) to the Current Market Price of such fractional interest on the Conversion Date.

     (g) Whenever the Conversion Price is adjusted, as herein provided, the Corporation shall promptly mail a notice of the adjustment to holders of No Par Preferred Stock, Series 2000-A. Failure to give such notice, or any defect therein, shall not affect the legality or validity of the action resulting in the adjustment to the Conversion Price. The Corporation shall forthwith maintain at its principal executive office and file with the transfer agent, if any, for No Par Preferred Stock, Series 2000-A, a statement, signed by the Chairman of the Board, or the President, or a Vice President of the Corporation and by its chief financial officer or an Assistant Treasurer, showing in reasonable detail the facts requiring such adjustment and the Conversion Price after such adjustment. Such transfer agent shall be under no duty or responsibility with respect to any such statement except to exhibit the same from time to time to any holder of No Par Preferred Stock, Series 2000-A desiring an inspection thereof.

     (h) If there shall occur any capital reorganization or any reclassification of the capital stock of the Corporation, consolidation or merger of the Corporation with or into another entity, or the conveyance of all or substantially all of the assets of the Corporation to another person or entity, each share of No Par Preferred Stock, Series 2000-A shall thereafter be convertible into the number of shares or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such No Par Preferred Stock, Series 2000-A would have been entitled upon such reorganization, reclassification, consolidation, merger or conveyance; and, in any such case, appropriate adjustment (as determined in good faith in the sole discretion of the Board of Directors of the Corporation) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the No Par Preferred Stock, Series 2000-A, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Price) shall be applicable, as nearly as reasonably may be, in relation to any shares or other property thereafter deliverable upon the conversion of the No Par Preferred Stock, Series 2000-A.

     (i) The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock or treasury shares thereof, solely for the purpose of issuance upon the conversion of No Par Preferred Stock, Series 2000-A, the full number of shares of Common Stock deliverable upon the conversion of all No Par Preferred Stock, Series 2000-A from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of South Dakota, take all action within its power required to increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the No Par Preferred Stock, Series 2000-A at the time outstanding.

     (j) The Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon conversion of the No Par Preferred Stock, Series 2000-A into Common Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of any security in a name other than that in which the No Par Preferred Stock, Series 2000-A so converted was registered, and no such issue or delivery shall be made unless and until the person who requested such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

         9.       Exclusion of Other Rights.

     Except as otherwise required by law, shares of No Par Preferred Stock, Series 2000-A shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution and in the Statement of Designations filed pursuant hereto (as such Statement may be amended from time to time) and in the Articles of Incorporation.

         10.      Reissuance of No Par Preferred Stock, Series 2000-A.

     Shares of No Par Preferred Stock, Series 2000-A that have been issued and reacquired in any manner, including shares purchased, redeemed, converted or exchanged, shall (upon compliance with any applicable provisions of South Dakota Codified Laws) have the status of authorized and unissued shares of No Par Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of No Par Preferred Stock, except No Par Preferred Stock, Series 2000-A.

         11.      No Retirement Fund; Waivers.

     The Corporation shall not be required to set aside any funds as a retirement fund. To the extent applicable, any rights that the holders of the No Par Preferred Stock, Series 2000-A may have under the Articles of Incorporation with respect to a dividend declared under a stockholder rights plan or in connection with the implementation of a stockholder rights plan are waived.

         12.      Headings of Subdivisions.

     The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

         13.      Severability of Provisions.

     If any right, preference or limitation of the No Par Preferred Stock, Series 2000-A set forth in this resolution and in the Statement of Designations for the No Par Preferred Stock, Series 2000-A (as such Statement may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in such Statement of Designations (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

         14.      Notice.

     All notices and other communications required or permitted to be given to the Corporation hereunder shall be made by hand delivery or registered or certified mail, return receipt requested, to the Corporation at its principal executive offices (currently located on the date of the adoption of these resolutions at Black Hills Corporation, 625 Ninth Street, P.O. Box 1400, Rapid City, South Dakota 57709), Attention: Corporate Secretary. Minor imperfections in any such notice shall not affect the validity thereof.

         IN WITNESS WHEREOF, Black Hills Corporation has caused this statement to be signed by Roxann R. Basham, its Vice President - Controller and Corporate Secretary, this 22nd day of December, 2000.

                                      BLACK HILLS CORPORATION,
                                      a South Dakota corporation


                                      By: /s/ Roxann R. Basham
                                      Name: Roxann R. Basham
                                      Title: Vice President - Controller and
                                             Corporate Secretary


STATE OF SOUTH DAKOTA

COUNTY OF PENNINGTON

         On the 22nd day of December, 2000, before me, the undersigned officer, personally appeared Roxann R. Basham, who acknowledged herself to be the Vice President - Controller and Corporate Secretary of Black Hills Corporation, a South Dakota corporation, and that she, as such Vice President - Controller and Corporate Secretary, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by herself as Vice President - Controller and Corporate Secretary.

         IN WITNESS WHEREOF, I hereunto set my hand and official seal.

                                  /s/ Rhonda R. Lingle
                                  Notary Public

(SEAL)